Exhibit 10.1

NON-FIXED PRICE

SALES AND PURCHASE AGREEMENT

BETWEEN

Bitmain Technologies Limited (“Bitmain”)

AND

Ault Alliance, Inc.
(“Purchaser”)

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This non-fixed price sales and purchase agreement (this “Agreement”) is made on [●], 2021 by and between Bitmain Technologies Limited (“Bitmain”) (Company number: 2024301), with its principal place of business at [●] and Ault Alliance, Inc. (“Purchaser”) [●], with its principal place of business at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141.

Bitmain and the Purchaser shall hereinafter collectively be referred to as the “Parties”, and individually as a “Party”.

Whereas:

1.	Purchaser has made numerous purchases of the Products through Bitmain’s website (i.e., https://shop.bitmain.com/, similarly hereinafter) from time to time, and is therefore familiar with the purchase order processes of Bitmain’s website.

2.	Purchaser fully understands the market risks, the price-setting principles and the market fluctuations relating to the Products sold under this Agreement.

3.	Based on the above consensus, the Purchaser desires to purchase, and Bitmain desires to supply, certain Products in accordance with the terms and conditions of this Agreement.

The Parties hereto agree as follows:

1.	Definitions and Interpretations

The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity (whether or not having separate legal personality); and “Control” means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, provided that, in the case of a Person that is an entity, such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the equity holders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Applicable Law” means any treaty, law, decree, order, regulation, decision, statute, ordinance, rule, directive, code or other document that has legal force under any system of law, including, without limitation, local law, law of any other state or part thereof or international law, and which creates or purports to create any requirement or rule that may affect, restrict, prohibit or expressly allow the terms of this Agreement or any activity contemplated or carried out under this Agreement.

“Bank Account” means the bank account information of Bitmain provided in Appendix A of this Agreement.

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“Force Majeure” means in respect of either Party, any event or occurrence whatsoever beyond the reasonable control of that Party, which delays, prevents or hinders that Party from performing any obligation imposed upon that Party under this Agreement, including to the extent such event or occurrence shall delay, prevent or hinder such Party from performing such obligation, war (declared or undeclared), terrorist activities, acts of sabotage, blockade, fire, lightning, acts of god, national strikes, riots, insurrections, civil commotions, quarantine restrictions, epidemics, earthquakes, landslides, avalanches, floods, hurricanes, explosions and regulatory and administrative or similar action or delays to take actions of any governmental authority.

“Intellectual Property Rights” means any and all intellectual property rights, including but not limited to those concerning inventions, patents, utility models, registered designs and models, engineering or production materials, drawings, trademarks, service marks, domain names, applications for any of the foregoing (and the rights to apply for any of the foregoing), proprietary or business sensitive information and/or technical know-how, copyright, authorship, whether registered or not, and any neighbor rights.

“Order” means the Purchaser’s request to Bitmain for certain Product(s) in accordance with this Agreement.

“Product(s)” means the cryptocurrency mining hardware and other equipment or merchandise that Bitmain will provide to the Purchaser in accordance with this Agreement.

“Total Purchase Price” means the aggregate amount payable by the Purchaser as set out in Appendix A of this Agreement.

“Warranty Period” means the period of time that the Product(s) are covered by the warranty granted by Bitmain or its Affiliates in accordance with Clause 7 of this Agreement.

“Warranty Start Date” means the date on which the Product(s) are delivered to the carrier.

Interpretations:

i)	Words importing the singular include the plural and vice versa where the context so requires.

ii)	The headings in this Agreement are for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.

iii)	References to Clauses and Appendix(es) are references to Clauses and Appendix(es) of this Agreement.

iv)	Unless specifically stated otherwise, all references to days shall mean calendar days.

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v)	Any reference to a code, law, statute, statutory provision, statutory instrument, order, regulation or other instrument of similar effect shall include any re-enactment or amendment thereof for the time being in force.

2.	Sales of Product(s)

Bitmain will provide the Product(s) set forth in Appendix A (attached hereto as part of this Agreement) to the Purchaser in accordance with provisions of Clause 2, Clause 3, Clause 4, Clause 5 and Appendix A of this Agreement, and the Purchaser shall make payment in accordance with the terms specified in this Agreement.

2.1	Both Parties agree that the Product(s) shall be sold in accordance with the following steps:

(i)	The Purchaser shall place an Order through Bitmain’s website or through other methods accepted by Bitmain, and such Order shall constitute an irrevocable offer to purchase specific Product(s) from Bitmain.

(ii)	After receiving the Order, Bitmain will send an order receipt confirmation email to the Purchaser. The Purchaser’s Order will be valid for a period of twenty-four

(24) hours after its placement, and upon expiration of such period, Bitmain will have the right to cancel the Order at its sole discretion if the Purchaser fails to pay the down payment in accordance with Appendix A of this Agreement.

(iii)	The Purchaser shall pay the Total Purchase Price in accordance with Appendix A of this Agreement.

(iv)	Upon receipt of the Total Purchase Price, Bitmain will provide a payment receipt to the Purchaser.

(v)	Bitmain will send a shipping confirmation to the Purchaser after it has delivered the Product(s) to the carrier, and the Order shall be deemed accepted by Bitmain upon Bitmain’s issuance of the shipping confirmation.

2.2	Both Parties acknowledge and agree that the order receipt confirmation and the payment receipt shall not constitute nor be construed as Bitmain’s acceptance of the Purchaser’s Order, but mere acknowledgement of the receipt of the Order and the Total Purchase Price.

2.3	Both Parties acknowledge and agree that in case of product unavailability, Bitmain shall have the right to cancel the Order after it has issued the order receipt confirmation, the payment receipt or the shipping confirmation without any penalty or liability.

2.4	The Purchaser acknowledges and confirms that the Order is irrevocable and cannot be cancelled by the Purchaser, and that the Product(s) ordered are neither returnable nor refundable. All sums paid by the Purchaser to Bitmain shall not be subject to any abatement, set-off, claim, counterclaim, adjustment, reduction, or defense for any reason. Down payment and payment of Total Purchase Price are not refundable, save as otherwise mutually agreed by the Parties.

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3.	Prices and Terms of Payment

3.1	The Total Purchase Price shall be paid in accordance with the payment schedule set forth in Appendix B of this Agreement.

3.2	Default of the full payment

(1)       In the event that the Purchaser fails to fully settle the respective percentage of the Total Purchase Price before the prescribed deadline(s) set forth in Appendix B, Bitmain, at its sole discretion, shall be entitled to request the Purchaser to pay, within sixty (60) days after such applicable deadline, liquidated damages equal to twenty percent (20%) of the Purchaser’s payment obligations with respect to the batch of Products for which payment was not made within the prescribed deadline (with the understanding such amount is reasonable and shall not constitute a penalty as set forth in Clause 27 of this Agreement), provided, however, Purchaser shall not be required to pay such liquidated damages if it obtains Bitmain’s prior written consent for an extension of its obligation to pay within five (5) business days of the prescribed deadline:

(i)       Failure of payment of the liquidated damage: in the event that the Purchaser fails to pay the aforementioned amounts after the expiration of the final payment deadline, Bitmain shall be entitled to terminate this Agreement. If there are any remaining balance of the Purchaser after deducting for liquidated damages, such remaining balance shall be refunded to the Purchaser free of any interest.

(ii)       Request of resumption of performance by Purchaser: if the Purchaser requests to continue to make payment of the purchase price after its initial delay, and if Bitmain has not otherwise terminated this Agreement, Bitmain shall be entitled to reject the payment of the purchase price temporarily and request the Purchaser pay the aforementioned liquidated damage. Afterwards, the Parties shall negotiate the settlement separately.

(2)	Notwithstanding the foregoing, if the Purchaser fails to pay any payment on a timely basis and Bitmain has arranged production or procurement, Bitmain shall be entitled to request the Purchaser to be responsible for the loss related to such production or procurement and the liability of the Purchaser shall be no less than twenty percent (20%) of the Total Purchase Price.

3.3	The Total Purchase Price set forth in this Agreement is merely an estimate of the price and not the actual price. The actual price will be determined [one] month before the current batch is shipped and with reference to the market circumstances, provided that the actual price shall not be higher than the estimated price.

3.4	Upon receipt of notification of the actual price provided by Bitmain, the Purchaser shall be entitled to three options:

(i)	continue to perform the Order of the current batch of the Product(s) with the original rated hashrate and pay the remaining amount at the actual price; or

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(ii)	request Bitmain to increase the rated hashrate by an amount that would equate to the dollar difference by which the estimated price exceeds the actual price (if any) with Bitmain having the right to negotiate with the Purchaser for the amount of the additional rated hashrate based on its then inventory; or

(iii)	partially or wholly cancel the Order of the current batch of Product(s), provided, however, prior to Bitmain’s notification of the actual price, the Purchaser shall make timely payments based on the estimated price as specified in Clause 3.1.

The Purchaser shall not claim any refund from Bitmain if the estimated price exceeds the actual price. Subject to Bitmain’s prior approval, any balance resulting from the Purchaser’s payment of the estimated purchase price may be credited towards the Purchaser’s (or its Affiliates’) payment of the actual price. In the event the Purchaser cancels any Order for any batches of Products, the payments for those batches cannot be used as down payments for any other batch listed in this Agreement. However, the remaining balance shall be refunded to the Purchaser free of any interest two years after the Order is cancelled.

Furthermore, the Purchaser shall exercise its option under this Clause 3.4 by written confirmation to Bitmain within two (2) days after Bitmain notifies the Purchaser of the actual price. If the Purchaser fails to provide confirmation of its exercise of its option and no agreement is reached between the Parties within such two (2) day period, the Purchaser shall be deemed to have voluntarily and irrevocably waived its option under this Clause 3.4 and the Parties shall continue to perform the Order of the current batch of Product(s) with the original rated hashrate and the Purchaser shall pay the remaining amount at the actual price. If the Purchaser exercises its options pursuant to this Clause 3.4, no additional changes to the payment options shall be made for the current batch of Product(s).

3.5	Before the Purchaser makes any payment on any batch of Product(s), the Parties shall confirm and agree on the batch of the Product(s) against which payment is being made. This confirmation shall be used to determine matters where different arrangements are applicable to different batches, including, but not limited to, defaults of the Purchaser and the product discount offered to the Purchaser.

3.6	Before the delivery date, Bitmain shall be entitled to request the Purchaser to sign a Sales and Purchase Agreement by sending a written notice to the Purchaser, and the Purchaser shall cooperate to sign such Sales and Purchase Agreement and pay the price of the remaining batch(s) of Products to Bitmain as specified in this Agreement. If the Purchaser refuses to sign a Sales and Purchase Agreement as required by Bitmain, Bitmain shall be entitled to request the Purchaser to perform its rights and obligations referred in this Agreement.

3.7	The Parties understand and agree that the applicable prices of the Product(s) are inclusive of applicable bank transaction fee, but are exclusive of any and all applicable import duties, taxes and governmental charges. The Purchaser shall pay or reimburse Bitmain for all taxes levied on or assessed against the amounts payable hereunder (including, without limitation, any sales, use, value added, VAT, GST, PST or other taxes of a similar nature imposed by any federal, state or local taxing authority). If any payment is subject to withholding, the Purchaser shall pay such additional amounts as necessary, to ensure that Bitmain receives the full amount it would have received had payment not been subject to such withholding.

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4.	Product Discount and Coupons

Based on the sales results and sales strategy, Bitmain is willing to offer the following discount as set forth in Clause [4.1]:

4.1	No discount will be offered by Bitmain to the Purchaser.

4.2	4.2 Coupons of USD 5 /TH will be granted to the Purchaser based on the total hashrate of the Products purchased by the Purchaser and after the Products have been delivered batch by batch, which can be used against any additional orders placed by the Purchaser on the website of Bitmain. However, the maximum amount of 10% of the Purchase Price of each applicable order (shipping fee not included) can be paid by coupons.

5.	Shipping of Product(s)

5.1	Bitmain shall deliver the Products in accordance with the shipping schedule to the first carrier or the carrier designated by the Purchaser.

5.2	Subject to the limitations stated in Appendix A, the terms of delivery of the Product(s) shall be CIP (carriage and insurance paid to the United States) according to Incoterms 2010) to the place of delivery designated by the Purchaser. Once the Product(s) have been delivered to the carrier, Bitmain shall have fulfilled its obligation to supply the Product(s) to the Purchaser, and the title and risk of loss or damage to the Product(s) shall pass to the Purchaser. The Parties hereby acknowledge and agree that the delivery of the Product(s) to the carrier shall occur outside of the United States, and as such, the transfer of title and risk of loss or damage with respect to the Product(s) when delivered to the carrier shall pass to the Purchaser outside of the United States.

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5.3	In the event of any discrepancy between this Agreement and Bitmain’s cargo insurance policy regarding the insurance coverage, the then effective Bitmain cargo insurance policy shall prevail, and Bitmain shall be required to provide the then effective insurance coverage to the Purchaser.

5.4	If Bitmain fails to deliver the Products after thirty (30) days after the prescribed deadline, the Purchaser shall be entitled to cancel the Order of such batch of Products and request Bitmain to refund the price of such undelivered batch of Products together with interest of 0.0333% per day for the period beginning from the date immediately after which payment for such batch of Products was made to the date immediately prior to the Purchaser’s request for refund.

5.5	If Bitmain postpones the shipping schedule of the Products and the Purchaser does not cancel the Order and requests Bitmain to perform its delivery obligation, Bitmain shall compensate the Purchaser a daily amount equal to 0.0333% of the price for such undelivered batch of Products, which compensation shall be made in the form of delivery of more rated hashrate. Amount less than one unit of Product shall be credited to the balance in the Purchaser’s user system on Bitmain’s official website, which shall be viewable by the Purchaser.

5.6	There are [●] batches of Products under this Agreement and each batch shall constitute independent legal obligations of and shall be performed separately by the Parties. The delay of a particular batch shall not constitute waiver of the payment obligation of the Purchaser in respect of other batches. The Purchaser shall not be entitled to terminate this Agreement solely on the ground of delay of delivery of a single batch of Products.

5.7	The Purchaser shall choose the following shipping method:

□ Shipping by Bitmain via FedEx/DHL/UPS/other logistics company;

☑Self-pick

Note: Logistics costs shall be borne by the Purchaser. Bitmain may collect payments on behalf of the services providers and issue services invoices if the Purchaser requests Bitmain to send the Products.

5.8	Bitmain shall not be responsible for any delivery delay caused by the Purchaser or any third party, including but not limited to carriers, customs, and import brokers, nor shall it be liable for damages, whether direct, indirect, incidental, consequential, or otherwise, for any failure, delay or error in delivery of any Product(s) for any reason whatsoever.

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5.9	Bitmain shall not be responsible and the Purchaser shall be fully and exclusively responsible for any loss of Product(s), personal injury, property damage, other damages or liability caused by the Product(s) or the transportation of the Product(s) either to the Purchaser or any third party, or theft of the Product(s) during transportation from Bitmain to the Purchaser.

5.10	Bitmain has the right to discontinue the sale of the Product(s) and to make changes to its Product(s) at any time, without prior approval from or notice to the Purchaser.

5.11	If the Product(s) is rejected and/or returned to Bitmain because of any reason and regardless of the cause of such delivery failure, the Purchaser shall be solely and exclusively liable for and shall defend, fully indemnify and hold harmless Bitmain against any and all related expenses, fees, charges and costs incurred, arising out of or incidental to such rejection and/or return (the “Return Expenses”). Furthermore, if the Purchaser requests for Bitmain’s assistance to redeliver such Product(s) or assist in any other manner, and if Bitmain at its sole discretion agrees to redeliver or assist, then in addition to the Return Expenses, the Purchaser shall also pay Bitmain an administrative fee in accordance with Bitmain’s then applicable internal policy.

5.12	If the Purchaser fails to provide Bitmain with the delivery place or the delivery place provided by the Purchaser is a false address or does not exist, or the Purchaser refuses to accept the Products when delivered, any related costs occurred (including storage costs, warehousing charge and labor costs) shall be borne by the Purchaser. Bitmain may issue the Purchaser a notice of self-pick-up to require the Purchaser to pick up the Products. Bitmain shall be deemed to have completed the delivery obligation under this Agreement after two (2) business days following the issue of the self-pick-up notice.

5.13	The Purchaser shall inspect the Products within two (2) days (the “Acceptance Time”) after receiving the Products (the date of signature on the carrier’s delivery voucher shall be the date of receipt). If the Purchaser does not raise any written objection within the Acceptance Time, the Products delivered by Bitmain shall be deemed to be in full compliance with the provisions of this Agreement.

6.	Customs

6.1	Bitmain shall obtain in due time and maintain throughout the term of this Agreement (if applicable), any and all approvals, permits, authorizations, licenses and clearances for the export of the Product(s) that are required to be obtained by Bitmain or the carrier under Applicable Laws.

6.2	The Purchaser acknowledges that it shall be the importer of record with respect to the Product(s), and shall obtain in due time and maintain throughout the term of this Agreement (if applicable), any and all approvals, permits, authorizations, licenses and clearances required for the import of the Product(s) to the country of delivery as indicated in the shipping information, that are required to be obtained by the Purchaser or the carrier under Applicable Laws, and shall be responsible for any and all additional fees, expenses and charges in relation to the import of the Product(s).

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6.3	To the extent permitted by laws, except for the Warranty as set forth in Clause 7 of the Agreement, Bitmain provides no other warranty, whether explicit or implied, in any form, including but not limited to the warranty of the marketability, satisfaction of the quality, suitability for the specific purpose, not infringing third party’s right, etc. In addition, Bitmain shall not be responsible for any direct, specific, incidental, accidental or indirect loss arising from the use of the Product(s), including but not limited to the loss of commercial profits.

6.4	Bitmain shall not be liable for any loss caused by:

(i)	failure of the Purchaser to use the Product(s) in accordance with the manual, specifications, operation descriptions or operation conditions provided by Bitmain in writing;

(ii)	the non-operation of the Product(s) during the replacement/maintenance period or caused by other reasons; or

(iii)	confiscation, seizure, search or other actions taken by government agencies such as customs.

7.	Warranty

7.1	The Warranty Period shall start on the Warranty Start Date and end on the 365th day after the Warranty Start Date. During the Warranty Period, the Purchaser’s sole and exclusive remedy, and Bitmain’s entire liability, will be to repair or replace, at Bitmain’s option, the defective part/component of the Product(s) or the defective Product(s) at no charge to the Purchaser. If the Purchaser requires Bitmain to provide any warranty services, the Purchaser shall create a maintenance order on Bitmain’s website during the Warranty Period (the time of creation of the maintenance order shall be determined by the display time of such order on Bitmain’s website) and send the Product to the place designated by Bitmain within the time limit required by Bitmain. Bitmain may refuse to provide the warranty service if the request for such warranty service was not made in accordance with this Clause 7.1.

7.2	The Parties acknowledge and agree that the warranty provided by Bitmain as stated in the preceding paragraph does not apply to the following:

(i)	normal wear and tear;

(ii)	damage resulting from accident, abuse, misuse, neglect, improper handling or improper installation;

(iii)	damage or loss of the Product(s) caused by undue physical or electrical stress, including but not limited to moisture, corrosive environments, high voltage surges, extreme temperatures, shipping, or abnormal working conditions;

(iv)	damage or loss of the Product(s) caused by acts of nature including, but not limited to, floods, storms, fires, and earthquakes;

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(v)	damage caused by operator error, or non-compliance with instructions as set out in accompanying product documentation provided by Bitmain;

(vi)	alterations by persons other than Bitmain, or its associated partners or authorized service facilities;

(vii)	Product(s), on which the original software has been replaced or modified by persons other than Bitmain, or its associated partners or authorized service facilities;

(viii)	counterfeit products;

(ix)	damage or loss of data due to interoperability with current and/or future versions of operating system, software and/or hardware;

(x)	damage or loss of data caused by improper usage and behavior which is not recommended and/or permitted in the product documentation provided by Bitmain;

(xi)	failure of the Product(s) caused by usage of products not supplied by Bitmain; and

(xii)	hash boards or chips are burnt.

In case the warranty is voided, Bitmain may, at its sole discretion, provide repair service to the Purchaser, and the Purchaser shall bear all related expenses and costs.

7.3	Notwithstanding anything to the contrary herein, the Purchaser acknowledges and agrees that the Product(s) provided by Bitmain do not guarantee any cryptocurrency mining time and, Bitmain shall not be liable for any cryptocurrency mining time loss or cryptocurrency mining revenue loss that are caused by downtime of any part/component of the Product(s). Bitmain does not warrant that the Product(s) will meet the Purchaser’s requirements or the Product(s) will be uninterrupted or error free. Except as provided in Clause 7.1 of this Agreement, Bitmain makes no warranties of any kind with respect to the Product(s) to the Purchaser, whether written, oral, express, implied or statutory, including warranties of merchantability, fitness for a particular purpose, non- infringement, or arising from course of dealing or usage in trade.

7.4	In the event of any ambiguity or discrepancy between this Clause 7 of this Agreement and Bitmain’s After-sales Service Policy from time to time, it is intended that the After- sales Service Policy shall prevail and the Parties shall comply with and give effect to the After-sales Service Policy. Please refer to the website of Bitmain for detailed terms of warranty and after-sales maintenance. Bitmain has no obligation to notify the Purchaser of the update or modification of such terms.

7.5	During the warranty period, if the hardware product needs to be repaired or replaced, the Purchaser shall bear the logistics costs of shipping the Product to the address designated by Bitmain, and Bitmain shall bear the logistics costs of shipping the repaired or replaced Product to the address designated by the Purchaser. The Purchaser shall bear all and any additional costs incurred due to incorrect or incomplete delivery information provided by the Purchaser and all and any risks of loss or damage to the Product, or the parts or components of the Products during any shipping periods.

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8.	Representations and Warranties

The Purchaser makes the following representations and warranties to Bitmain:

8.1	It has the full power and authority to own its assets and carry on its businesses.

8.2	The obligations expressed to be assumed by it under this Agreement are legal, valid, binding and enforceable obligations.

8.3	It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

8.4	The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(i)	any Applicable Law;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets.

8.5	All authorizations required or desirable:

(i)	to enable it to lawfully enter into, exercise its rights under and comply with its obligations under this Agreement;

(ii)	to ensure that those obligations are legal, valid, binding and enforceable; and

(iii)	to make this Agreement admissible in evidence in its jurisdiction of organization,

have been, or will have been by the time, obtained or effected and are, or will by the appropriate time be, in full force and effect.

8.6	It is not aware of any circumstances which are likely to lead to:

(i)	any authorization obtained or effected not remaining in full force and effect;

(ii)	any authorization not being obtained, renewed or effected when required or desirable; or

(iii)	any authorization being subject to a condition or requirement which it does not reasonably expect to satisfy or the compliance with which has or could reasonably be expected to have a material adverse effect.

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8.7	(a) It is not the target of economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or Singapore (“Sanctions”), including by being listed on the Specially Designated Nationals and Blocked Persons (SDN) List maintained by OFAC or any other Sanctions list maintained by one of the foregoing governmental authorities, directly or indirectly owned or controlled by one or more SDNs or other Persons included on any other Sanctions list, or located, organized or resident in a country or territory that is the target of Sanctions, and

(b) the purchase of the Product(s) will not violate any Sanctions or import and export control related laws and regulations.

8.8	All information supplied by the Purchaser is and shall be true and correct, and the information does not contain and will not contain any statement that is false or misleading.

9.	Indemnification and Limitation of Liability

9.1	The Purchaser shall, during the term of this Agreement and at any time thereafter, indemnify and save Bitmain and/or its Affiliates harmless from and against any and all damages, suits, claims, judgments, liabilities, losses, fees, costs or expenses of any kind, including legal fees, whatsoever arising out of or incidental to the Products pursuant to this Agreement.

9.2	Notwithstanding anything to the contrary herein, Bitmain and its Affiliates shall under no circumstances, be liable to the Purchaser for any consequential damages, or any indirect, incidental, special, exemplary or punitive damages, or any measure of damages based on diminution in value or based on any loss of goodwill, business, anticipated profits, revenue, contract, or business opportunity or similar concept, and the Purchaser hereby waives any claim it may at any time have against Bitmain and its Affiliates in respect of any such damages. The foregoing limitation of liability shall apply whether in an action at law, including but not limited to contract, strict liability, negligence, willful misconduct or other tortious action, or an action in equity.

9.3	Bitmain and its Affiliates’ cumulative aggregate liability pursuant to this Agreement, whether arising from tort, breach of contract or any other cause of action shall be limited to and not exceed the amount of one hundred percent (100%) of the down payment actually received by Bitmain from the Purchaser for the Product(s).

9.4	The Product(s) are not designed, manufactured or intended for use in hazardous or critical environments or in activities requiring emergency or fail-safe operation, such as the operation of nuclear facilities, aircraft navigation or communication systems or in any other applications or activities in which failure of the Product(s) may pose the risk of environmental harm or physical injury or death to humans. In addition to the disclaimer of warranties set forth in Clause 7.3 of this Agreement, Bitmain specifically disclaims any express or implied warranty of fitness for any of the applications described in the preceding sentence and any such use shall be at the Purchaser’s sole risk.

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9.5	The above limitations and exclusions shall survive and apply (1) notwithstanding any exclusive or limited remedy is found to have failed its essential purpose; and (2) whether or not Bitmain has been advised of the possibility of such damages. The Parties acknowledge the limitation of liability and the allocation of risks in this Clause 9 is an essential element of the basis of the bargain between the Parties under this Agreement and Bitmain’s pricing reflects this allocation of risk and the above limitations of liability.

10.	Distribution

10.1	This Agreement does not constitute a distributor agreement between Bitmain and the Purchaser. The Purchaser acknowledges that it is not an authorized distributor of Bitmain.

10.2	The Purchaser shall in no event claim or imply to a third party that it is an authorized distributor of Bitmain or Bitmain (Antminer) or their respective Affiliates, or perform any act that will cause it to be construed as an authorized distributor of Bitmain or Bitmain (Antminer) or their respective Affiliates. As between the Purchaser and Bitmain, the Purchaser shall be exclusively and fully responsible for complying with the Applicable Laws regarding repackaging the Product(s) for the Purchaser’s redistribution needs, and shall be solely liable for any and all liabilities or costs directly incurred or incidental to such redistribution.

11.	Intellectual Property Rights

11.1	The Parties agree that the Intellectual Property Rights in any way contained in the Product(s), made, conceived or developed by Bitmain and/or its Affiliates for the Product(s) under this Agreement and/or, achieved, derived from, related to, connected with the provision of the Product(s) by Bitmain and/or acquired by Bitmain from any other person in performance of this Agreement shall be the exclusive property of Bitmain and/or its Affiliates.

11.2	Notwithstanding anything to the contrary herein, all Intellectual Property Rights in the Product(s) shall remain the exclusive property of Bitmain and/or its licensors. Except for licenses explicitly identified in Bitmain’s shipping confirmation or in this Clause 11.2, no rights or licenses are expressly granted, or implied, whether by estoppel or otherwise, in respect of any Intellectual Property Rights of Bitmain and/or its Affiliates or any Intellectual Property residing in the Product(s) provided by Bitmain to the Purchaser, including in any documentation or any data furnished by Bitmain. Bitmain grants the Purchaser a non-exclusive, non-transferrable, royalty-free and irrevocable license of Bitmain and/or its Affiliates’ Intellectual Property Rights to solely use the Product(s) delivered by Bitmain to the Purchaser for their ordinary function, and subject to the Clauses set forth herein. The Purchaser shall in no event violate the Intellectual Property Rights of Bitmain and/or its licensors.

11.3	The Purchaser shall not illegally use or infringe the Intellectual Property Rights of the Product in any other measure. Otherwise, Bitmain shall have the right to request the Purchaser to take immediate remedial measures and assume full responsibilities, including but not limited to ceasing the infringement immediately, eliminating the impact, and compensating Bitmain and/or its suppliers for all losses arising out of the illegal use or infringement, etc.

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11.4	The Purchaser shall not use any technical means to disassemble, map or analyze the Products of Bitmain that the Purchaser obtains publicly, and shall not reverse engineer or otherwise attempt to derive or obtain information about the function, manufacture or operation of the Products, to retrieve relevant technical information of the Products and use it for commercial purposes. Otherwise, the Purchaser shall be liable for losses caused to Bitmain in accordance with Clause 11.3.

11.5	If applicable, payment by the Purchaser of non-recurring charges to Bitmain for any special designs, or engineering or production materials required for Bitmain’s performance of Orders for customized Product(s), shall not be construed as payment for the assignment from Bitmain to the Purchaser of title to such special designs, engineering or production materials. Bitmain shall be the sole owner of such special designs, engineering or production materials.

12.	Confidentiality and Communications

12.1	All information concerning this Agreement and matters pertaining to or derived from the provision of Product(s) pursuant to this Agreement between the Parties, whether in oral or written form, or in the form of drawings, computer programs or other, as well as all data derived therefrom (“Confidential Information”), shall be deemed to be confidential and, as such, may not be divulged to any unauthorized person. The Purchaser undertakes and agrees to take all reasonable and practicable steps to ensure and protect the confidentiality of the Confidential Information which cannot be passed, sold, traded, published or disclosed to any unauthorized person.

13.	Injunctive Relief

13.1	The Purchaser acknowledge that monetary damages may not provide a remedy in the event of certain breach of the Purchaser’s obligations to this Agreement and therefore, in addition to any other rights of Bitmain, the Purchaser grants to Bitmain the right to enforce this Agreement by means of injunction, both mandatory (specific performance) and preventive, without the necessity of obtaining any form of bond or undertaking whatsoever, and waives any claim or defense that damages may be adequate or otherwise preclude injunctive relief.

14.	Term of this Agreement

14.1	The Parties agree that, unless this Agreement specifies otherwise, no Party shall terminate this Agreement in advance.

14.2	This Agreement shall be effective upon signing of this Agreement and shall remain effective up to and until the delivery of the last batch of Products.

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15.	Notices

15.1	All notices, requirements, requests, claims, and other communications in relation to this Agreement shall be in writing, and shall be given or made by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) or electronic mail to the respective Parties at the addresses specified below or at such other address for a Party as may be specified in a notice given in accordance with this Clause 14.1.

15.2	The Purchaser undertakes that the documents, materials, vouchers, order information, payment account information, credential numbers, mobile phone numbers, transaction instructions and so on provided by the Purchaser shall be true, correct, complete and effective, and the information does not contain any statement that is false or misleading.

15.3	If there is any suspicious transaction, illegal transaction, risky transaction or other risky events of the Purchaser’s account registered on Bitmain’s website, the Purchaser agrees that Bitmain shall have the right to disclose the Purchaser’s registration information, transaction information, identity information, logistics information upon the request of relevant judicial agencies, regulatory agencies or third-party payment institutions for investigation purpose. In addition, if necessary, the Purchaser shall provide further information upon Bitmain’s request.

15.4	The following are the initial address of each Party:

If to the Purchaser:

Address:	11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141

Attn:	[●]

Phone:	[●]

Email:	[●]

If to Bitmain:

Address:	[●]

Attn	[●]

Email:	[●]

15.5	All such notices and other communications shall be deemed effective in the following situations:

(i)	if sent by delivery in person, on the same day of the delivery;

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(ii)	if sent by registered or certified mail or overnight courier service, on the same day the written confirmation of delivery is sent; and

(iii)	if sent by electronic mail, at the entrance of the related electronic mail into the recipient’s electronic mail server.

16.	Compliance with Laws and Regulations

16.1	The Purchaser undertakes that it will fully comply with all Applicable Laws in relation to export and import control and Sanctions and shall not take any action that would cause Bitmain or any of its Affiliates to be in violation of any export and import control laws or Sanctions. The Purchaser shall also be fully and exclusively liable for and shall defend, fully indemnify and hold harmless Bitmain and/or its Affiliates from and against any and all claims, demands, actions, costs or proceedings brought or instituted against Bitmain and/or its Affiliates arising out of or in connection with any breach by the Purchaser or the carrier of any Applicable Laws in relation to export and import control or Sanction.

16.2	The Purchaser acknowledges and agrees that the Product(s) in this Agreement are subject to the export control laws and regulations of all related countries, including but not limited to the Export Administration Regulations (“EAR”) of the United States. Without limiting the foregoing, the Purchaser shall not, without receiving the proper licenses or license exceptions from all related governmental authorities, including but not limited to the U.S. Bureau of Industry and Security, distribute, re-distribute, export, re-export, or transfer any Product(s) subject to this Agreement either directly or indirectly, to any national of any country identified in Country Groups D:1 or E:1 as defined in the EARs. In addition, the Product(s) under this Agreement may not be exported, re-exported, or transferred to (a) any person or entity for military purposes; (b) any person or entity listed on the “Entity List”, “Denied Persons List” or the SDN List as such lists are maintained by the U.S. Government, or (c) an end-user engaged in activities related to weapons of mass destruction. Such activities include but are not necessarily limited to activities related to: (1) the design, development, production, or use of nuclear materials, nuclear facilities, or nuclear weapons; (2) the design, development, production, or use of missiles or support of missiles projects; and (3) the design, development, production, or use of chemical or biological weapons. The Purchaser further agrees that it will not do any of the foregoing in violation of any restriction, law, or regulation of the European Union or an individual EU member state that imposes on an exporter a burden equivalent to or greater than that imposed by the U.S. Bureau of Industry and Security.

16.3	The Purchaser undertakes that it will not take any action under this Agreement or use the Product(s) in a way that will be a breach of any anti-money laundering laws, any anti- corruption laws, and/or any counter-terrorist financing laws.

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16.4	The Purchaser warrants that the Product(s) have been purchased with funds that are from legitimate sources and such funds do not constitute proceeds of criminal conduct, or realizable property, or proceeds of terrorism financing or property of terrorist, within the meaning given in the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act (Chapter 65A) and the Terrorism (Suppression of Financing) Act (Chapter 325), respectively. If Bitmain receives, including but not limited to investigation, evidence collection, restriction and other measures, from any competent organizations or institutions, the Purchaser shall immediately cooperate with Bitmain and such competent organizations or institutions in the investigation process, and Bitmain may request the Purchaser to provide necessary security if so required. If any competent organizations or institutions request Bitmain to seize or freeze the Purchaser’s Products and funds (or take any other measures), Bitmain shall be obliged to cooperate with such competent organizations or institutions, and shall not be deemed as breach of this Agreement. The Purchaser understands that if any Person resident in Singapore knows or suspects or has reasonable grounds for knowing or suspecting that another Person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the Person will be required to report such knowledge or suspicion to the Suspicious Transaction Reporting Office, Commercial Affairs Department of the Singapore Police Force. The Purchaser acknowledges that such a report shall not be treated as breach of confidence or violation of any restriction upon the disclosure of information imposed by any Applicable Law, contractually or otherwise.

17.	Force Majeure

17.1	To the extent that a Party is fully or partially delayed, prevented or hindered by an event of Force Majeure from performing any obligation under this Agreement (other than an obligation to make payment), subject to the exercise of reasonable diligence by the affected Party, the failure to perform shall be excused by the occurrence of such event of Force Majeure. A Party claiming that its performance is excused by an event of Force Majeure shall, promptly after the occurrence of such event of Force Majeure, notify the other Party of the nature, date of inception and expected duration of such event of Force Majeure and the extent to which the Party expects that the event will delay, prevent or hinder the Party from performing its obligations under this Agreement. The notifying Party shall thereafter use its best effort to eliminate such event of Force Majeure and mitigate its effects.

17.2	The affected Party shall use reasonable diligence to remove the event of Force Majeure, and shall keep the other Party informed of all significant developments.

17.3	Except in the case of an event of Force Majeure, neither party may terminate this Agreement prior to its expiry date.

17.4	The Purchaser hereby acknowledges and warrants that this Agreement and the applicable orders shall not be terminated by the Purchaser for the reasons of the restrictions or prohibitions of the cryptocurrency mining activities by any applicable governments. This clause shall prevail over all other clauses herein.

18.	Entire Agreement and Amendment

This Agreement, constitutes the entire agreement of the Parties hereto and can only be amended with the written consent of both Parties or otherwise as mutually agreed by both Parties.

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19.	Assignment

19.1	Bitmain may freely assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part to its Affiliates or to any third party. The Purchaser may not assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part without Bitmain’s prior written consent.

19.2	This Agreement shall be binding upon and inure to the benefit of each Party to this Agreement and its successors in title and permitted assigns.

20.	Severability

To the extent possible, if any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part by a court, the provision shall apply with whatever deletion or modification is necessary so that such provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties. The remaining provisions of this Agreement shall not be affected and shall remain in full force and effect.

21.	Personal Data

Depending on the nature of the Purchaser’s interaction with Bitmain, some examples of personal data which Bitmain may collect from the Purchaser include the Purchaser’s name and identification information, contact information such as the Purchaser’s address, email address and telephone number, nationality, gender, date of birth, and financial information such as credit card numbers, debit card numbers and bank account information.

Bitmain generally does not collect the Purchaser’s personal data unless (a) it is provided to Bitmain voluntarily by the Purchaser directly or via a third party who has been duly authorized by the Purchaser to disclose the Purchaser’s personal data to Bitmain (the Purchaser’s “authorized representative”) after (i) the Purchaser (or the Purchaser’s authorized representative) has been notified of the purposes for which the data is collected, and (ii) the Purchaser (or the Purchaser’s authorized representative) has provided written consent to the collection and usage of the Purchaser’s personal data for those purposes, or (b) collection and use of personal data without consent is permitted or required by related laws. Bitmain shall seek the Purchaser’s consent before collecting any additional personal data and before using the Purchaser’s personal data for a purpose which has not been notified to the Purchaser (except where permitted or authorized by law).

22.	Conflict with the Terms and Conditions

In the event of any ambiguity or discrepancy between the Clauses of this Agreement and the Terms and Conditions from time to time, it is intended that the Clauses of this Agreement shall prevail and the Parties shall comply with and give effect to this Agreement.

23.	Governing Law and Dispute Resolution

23.1	This Agreement shall be solely governed by and construed in accordance with the laws of Hong Kong.

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23.2	Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination hereof or any dispute regarding non-contractual obligations arising out of or relating to this Agreement shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center under the UNCITRAL Arbitration Rules in force when the notice of arbitration is submitted. The decision and awards of the arbitration shall be final and binding upon the parties hereto.

24.	Waiver

Failure by either Party to enforce at any time any provision of this Agreement, or to exercise any election of options provided herein shall not constitute a waiver of such provision or option, nor affect the validity of this Agreement or any part hereof, or the right of the waiving Party to thereafter enforce each and every such provision or option.

25.	Counterparts and Electronic Signatures

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will be deemed to constitute one and the same agreement. The facsimile, email or other electronically delivered signatures of the Parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.

26.	Further Assurance

Each Party undertakes to the other Party to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all Parties the full benefit of this Agreement.

27.	Third Party Rights

A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement.

28.	Liquidated Damages Not Penalty

It is expressly agreed that any liquidated damages payable under this Agreement do not constitute a penalty and that the Parties, having negotiated in good faith for such specific liquidated damages and having agreed that the amount of such liquidated damages is reasonable in light of the anticipated harm caused by the breach related thereto and the difficulties of proof of loss and inconvenience or nonfeasibility of obtaining any adequate remedy, are estopped from contesting the validity or enforceability of such liquidated damages.

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Signed for and on behalf of Bitmain

Bitmain Technologies Limited

Signature
Title

Signed for and on behalf of the Purchaser

Ault Alliance, Inc.

Signature
Title

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APPENDIX A

APPENDIX B

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